Exhibit 21

Subsidiaries of the Registrant

Roller Bearing Company of America, Inc.

RBC Precision Products—Plymouth, Inc.

Industrial Tectonics Bearings Corporation

RBC Linear Precision Products, Inc.

RBC Precision Products—Bremen, Inc.

RBC Nice Bearings, Inc.

Tyson Bearing Company, Inc.

RBC Oklahoma, Inc.

RBC Aircraft Products, Inc.

RBC Southwest Products, Inc.

All Power Manufacturing Co.

RBC de Mexico S DE RL DE CV

Schaublin Holdings S.A.

Schaublin SA

RBC France SAS

Shanghai Representative office of Roller Bearing Company of America, Inc.

RBC Bearings U.K. Limited

Phoenix Bearings, Ltd.

RBC CBS Coastal Bearing Services LLC